Exhibit 99.1

Orient Paper, Inc. Announces Fourth Quarter and Fiscal Year 2016 Financial Results

Earnings Conference Call Is Scheduled for Thursday, March 23, 2017, 8:00 am ET

BAODING, China, March 22, 2016 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its audited financial results for the fourth quarter and fiscal year ended December 31, 2016.

“Our revenues were essentially flat and profits were down in 2016. Total revenues were $134.7 million, down a bit from 2015, as a result of a 4.3% year-over-year decrease in blended average selling prices (“ASP”) that was partially offset by a 4.0% increase in overall sales volume,” said Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper. “While the uptick in prices for paper products and the stabilization of orders in recent months give us reasons to be optimistic, we remain cautious on the 2017 outlook as slowing GDP growth in China and government’s increasing efforts to combat pollution are likely to continue to take a toll on the paper industry in the near term”.

Fourth Quarter 2016 Financial Highlights

	For the Three Months Ended December 31,
($ millions)	2016	2015	% Change
Revenue	31.4	35.1	-10.6%
Regular Corrugating Medium Paper ("CMP")*	18.3	19.5	-6.3%
Light-Weight CMP**	5.3	4.2	25.4%
Offset Printing Paper	6.5	9.7	-33.6%
Tissue Paper Products	1.4	1.4	-6.0%
Digital Photo Paper	0.0	0.2	-103.5%

Gross profit	7.5	6.0	26.3%
Gross margin	24.0%	17.0%	7.0 pp
Regular Corrugating Medium Paper ("CMP")*	23.2%	15.8%	7.4 pp
Light-Weight CMP**	28.8%	27.4%	1.4 pp
Offset Printing Paper	25.1%	16.5%	8.6 pp
Tissue Paper Products	11.1%	16.0%	-4.9 pp
Digital Photo Paper	-58.8%	-53.7%	-5.1 pp

Operating income	4.6	3.7	26.4%
Net income	3.1	2.2	42.1%
EBITDA	8.3	7.1	16.9%
Basic and Diluted earnings per share	0.14	0.11	27.3%

*	Products from PM6

**	Products from the newly renovated PM1

***	pp represents percentage points

●	Revenue decreased by 10.6% to $31.4 million, primarily attributable to a decrease in sales of offset printing paper and continued suspension of the production of digital photo paper due to low market demand.

●	Gross profit increased by 26.3% to $7.5 million.

●	Gross margin increased to 24.0%, primarily due to an increase in gross margin for offset printing paper and Regular Corrugating Medium Paper.

●	Net income was $3.1 million, or $0.14 per diluted share, an increase of 42.1% and 27.3%, respectively, from the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization ("EBITDA") was $8.3 million, an increase of 16.9% from the same period of last year.

●	Revenue of the Light-Weight CMP product business increased by 25.4% to $5.3 million with shipment volume of 13,363 tonnes and an ASP of $395/tonne.

Revenue

For the fourth quarter of 2016, total revenue decreased by $3.7 million, or 10.6%, to $31.4 million from $35.1 million for the same period of last year. The following table summarizes revenue, volume and ASP by product for the fourth quarter of 2016:

	For the Three Months Ended December 31,
	2016			2015
	Revenue	Volume	ASP	Revenue	Volume	ASP
	($'000)	(tonne)	($/tonne)	($'000)	(tonne)	($/tonne)
Regular CMP	18,273	47,338	386	19,507	58,343	334
Light-Weight CMP	5,284	13,363	395	4,212	12,297	343
Offset Printing Paper	6,471	10,815	598	9,748	14,592	668
Tissue Paper Products	1,356	1,129	1,201	1,443	1,099	1,313
Digital Photo Paper	(7)	-	NM	199	77	2,582
Total	31,377	72,645	432	35,109	86,408	406

Revenue from CMP, including both regular CMP and light-Weight CMP decreased by $0.16 million, or 0.7%, to $23.6 million, and accounted for 75.1% of total revenue for the fourth quarter of 2016, compared to $23.7 million, or 67.6% of total revenue for the same period of the prior year. The Company sold 60,701 tonnes of CMP at an ASP of $388/tonne in the fourth quarter of 2016, compared to 70,640 tonnes at an ASP of $336/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by $1.2 million, or 6.3%, to $18.3 million, resulting from sales of 47,338 tonnes at an ASP of $386/tonne during the fourth quarter of 2016, compared to revenue of $19.5 million, resulting from sales of 58,343 tonnes at an ASP of $334/tonne for the same period of the prior year. Revenue from light-weight CMP increased by $1.1 million, or 25.5%, to $5.3 million, resulting from sales of 13,363 tonnes at an ASP of $395/tonne for the fourth quarter of 2016, compared to revenue of $4.2 million, resulting from sales of 12,297 tonnes at an ASP of $343/tonne, for the same period of the prior year.

Revenue from offset printing paper decreased by $3.3 million, or 33.6%, to $6.5 million for the fourth quarter of 2016, from $9.7 million for the same period of last year. The Company sold 10,815 tonnes of offset printing paper at an ASP of $598/tonne in the fourth quarter of 2016, compared to 14,592 tonnes at an ASP of $668/tonne in the same period of the prior year.

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Revenue from tissue paper products decreased by $0.1 million, or 6.0%, to $1.36 million for the fourth quarter of 2016, from $1.44 million for the same period of the prior year. The Company sold 1,129 tonnes tissue paper products at an ASP of $1,201/tonne for the fourth quarter of 2016, compared to 1,099 tonnes at an ASP of $1,313/tonne in the same period of the prior year.

We had no revenue from digital photo paper for the fourth quarter of 2016, compared to $0.2 million, resulting from sales of 77 tonnes at an ASP of $2,582/tonne in the same period of the prior year. In June 2016, we have suspended the production of digital photo paper temporarily due to low market demand for our products. We expect that our digital photo paper production will remain suspended for the foreseeable future. We intend to resume the production of digital photo paper if and when the market shows a greater demand for our products.

Gross Profit and Gross Margin

Total cost of sales decreased by $5.3 million, or 18.2%, to $23.8 million for the fourth quarter of 2016, from $29.1 million for the same period of the prior year. Cost of sales per tonne was $328 for the fourth quarter of 2016, compared to $337 for the same period of the prior. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were, $296, $281, $448, $1,067, and $nil, respectively, for the fourth quarter of 2016, compared to $281, $249, $558, $1,103, and $3,968, respectively, for the same period of the prior year.

Total gross profit increased by $1.6 million, or 26.3%, to $7.5 million for the fourth quarter of 2016, from $6.0 million for the same period of the prior year. Overall gross margin increased to 24.0% for the fourth quarter of 2016 from 17.0% for the same period of the prior year, primarily due to the higher gross margins for CMP products and offset printing paper products, partially offset by decrease in gross margin for tissue paper products.

Gross margin for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper was 23.2%, 28.8%, 25.1%, 11.1% and -58.8%, respectively, for the fourth quarter of 2016, compared to 15.8%, 27.4%, 16.5%, 16.0%, and -53.7%, respectively, for the same period of the prior year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") increased by $ 0.4 million or 18.5% to $ 2.7 million for the fourth quarter of 2016 compared to $ 2.3 million for the same period of the prior year.

Income from Operations

Income from operations increased by $0.97 million, or 26.4%, to $4.6 million for the fourth quarter of 2016 from $3.7 million for the same period of the prior year. Operating margin was 14.8% for the fourth quarter of 2016, compared to 10.4% for the same period of the prior year.

Net Income

Net income was $3.1million, or $0.14 per basic and diluted share, for the fourth quarter of 2016, compared to $$2.2 million, or $0.11 per basic and diluted share, for the same period of the prior year.

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EBITDA

EBITDA increased by $1.2 million, or 16.9%, to $8.3million for the fourth quarter of 2016, from $7.1 million for the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission ("SEC"). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended December 31,
($ millions)	2016	2015
Net income	3.1	2.2
Add: Income tax	1.0	0.8
Net interest expense	0.5	0.8
Depreciation and amortization	3.6	3.3
EBITDA	8.3	7.1

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Full Year 2016 Financial Results

	For the Twelve Months Ended December 31,
($ millions)	2016	2015	% Change
Revenues	134.7	135.3	-0.4%
Regular Corrugating Medium Paper ("CMP")*	77.9	80.8	-3.6%
Light-Weight CMP**	16.7	16.1	3.9%
Offset Printing Paper	33.4	36.3	-8.1%
Tissue Paper Products	6.1	1.7	253.3%
Digital Photo Paper	0.7	0.4	74.8%

Gross profit	25.5	27.9	-8.4%
Gross margin	18.9%	20.6%	-1.7	pp
Regular Corrugating Medium Paper ("CMP")*	17.1%	20.1%	-3.0	pp
Light-Weight CMP**	25.5%	30.3%	-4.8	pp
Offset Printing Paper	22.7%	18.6%	4.1	pp
Tissue Paper Products	11.8%	13.7%	-1.9	pp
Digital Photo Paper	-58.7%	-64.8%	6.1	pp

Operating income (loss)	13.0	18.2	-28.8%
Net income (loss)	7.3	11.5	-36.6%
EBITDA	28.3	32.2	-12.1%
Basic and Diluted earnings per share	0.34	0.57	-40.4%

*	Products from PM6
**	Products from PM1
***	pp represents percentage points

Revenue

For the year ended December 31, 2016, total revenue decreased by $0.6 million, or 0.4%, to $134.7 million, from $135.3 million for the fiscal year of 2015. The decrease in total revenue was primarily due to decreases in sales of regular CMP and offset printing paper, which were partially offset by increases in sales of tissue paper and digital photo paper products. The following table summarizes revenue, volume and ASP by product for the year ended December 31, 2016 as compared to the year ended December 31 2015:

	For the Twelve Months Ended December 31,
	2016			2015
	Revenue	Volume	ASP	Revenue	Volume	ASP
	($'000)	(tonne)	($/tonne)	($'000)	(tonne)	($/tonne
Regular CMP	77,889	230,382	338	80,780	224,302	360
Light-Weight CMP	16,736	47,841	350	16,106	43,920	367
Offset Printing Paper	33,391	52,255	639	36,323	53,137	684
Tissue Paper Products	6,071	4,917	1,235	1,718	1,307	1,315
Digital Photo Paper	657	372	1,767	376	121	3,107
Total	134,745	335,767	401	135,303	322,787	419

Revenue from CMP, including both regular CMP and light-weight CMP, decreased by $2.3 million, or 2.3%, to $94.6 million, and accounted for 70.2% of total revenue for the year ended December 31, 2016, compared to $96.9 million, or 71.6% of total revenue, for the fiscal year of 2015. The Company sold 278,223 tonnes of CMP at an ASP of $340/tonne for the year ended December 31, 2016, compared to 268,222 tonnes at an ASP of $361/tonne for the fiscal year of 2015.

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Of the total CMP sales, revenue from regular CMP decreased by $2.9 million, or 3.6%, to $77.9 million, resulting from sales of 230,382 tonnes at an ASP of $338/tonne during the year ended December 31, 2016, compared to revenue of $80.8 million, resulting from sales of 224,302 tonnes at an ASP of $360/tonne for the year ended December 31, 2015. Revenue from light-weight CMP increased by $0.6 million, or 3.9%, to $16.7 million, resulting from sales of 47,841 tonnes at an ASP of $350/tonne during the year ended December 31, 2016, compared to revenue of $16.1 million, resulting from sales of 43,920 tonnes at an ASP of $367/tonne for the year ended December 31, 2015.

Revenue from offset printing paper decreased by $2.9 million, or 8.1%, to $33.4 million for the year ended December 31, 2016, from $36.3 million for the year ended December 31, 2015. The Company sold 52,255 tonnes of offset printing paper at an ASP of $639/tonne in the year ended December 31, 2016, compared to 53,137 tonnes at an ASP of $684/tonne in the year ended December 31, 2015.

Revenue from tissue paper products was $6.1 million. The Company sold 4,917 tonnes at an ASP of $1,235/tonne for the year ended December 31, 2016, compared to 1,307 tonnes at an ASP of $1,315/tonne in the year ended December 31, 2015.

Revenue from digital photo paper was $0.7 million for the year ended December 31, 2016, compared to $0.4 million for the year ended December 31, 2015. The Company sold 372 tonnes of digital photo paper at an ASP of $1,767/tonne in the year ended December 31, 2016, compared to 121 tonnes at an ASP of $3,107/tonne in the year ended December 31, 2015. As discussed above, we have suspended the production of digital photo paper temporarily since June 2016 due to low market demand for our products. We expect that our digital photo paper production will remain suspended for the foreseeable future.

Gross Profit and Gross Margin

Total cost of sales increased by $1.8 million, or 1.6%, to $109.2 million for the year ended December 31, 2016, from $107.4 million for the year ended December 31, 2015. Cost of sales per tonne was $325 for the year ended December 31, 2016, compared to $333 for the year ended December 31, 2015. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were $280, $261, $494, $1,089, and $2,805, respectively, for the year ended December 31, 2016, compared to $288, $255, $557, $1,135, and $5,121, respectively, for the year ended December 31, 2015.

Total gross profit decreased by $2.3 million, or 8.4%, to $25.5 million for the year ended December 31, 2016, from $27.9 million for the year ended December 31, 2015. Overall gross margin was 19.0% for the year ended December 31, 2016, compared to 20.6% for the year ended December 31, 2015. Gross margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were 17.1%, 25.5%, 22.7%, 11.8%, and -58.7%, respectively, for the year ended December 31, 2016, compared to 20.1%, 30.3%, 18.6%, 13.7%, and -64.8%, respectively, for the year ended December 31, 2015.

Selling, General and Administrative Expenses

SG&A increased by $2.7 million, or 28.3%, to $12.4 million for the year ended December 31, 2016, from $9.7 million for the year ended December 31, 2015. The increase was primarily due to (i) the increase in the depreciation expenses for our temporarily idle property, plant and equipment at the new tissue paper plant in our Wei County Industrial Park and (ii) expenses of share based compensation from 1,133,916 shares of common stock granted under our compensatory incentive plans in the year ended December 31, 2016, valued at $1.4 million.

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Income from Operations

Income from operations decreased by $5.2 million, or 28.8%, to $13.0 million for the year ended December 31, 2016, from $18.2 million for the year ended December 31, 2015. Operating margin was 9.6% for the year ended December 31, 2016, compared to 13.4% for the year ended December 31, 2015. The decrease was primarily caused by the decrease in gross margin for regular CMP and light-weight CMP and increase in SG&A as a percentage of total revenue as discussed above.

Net Income

Net income decreased by $4.2 million, or 36.6%, to $7.3 million for the year ended December 31, 2016, from $11.5 million for the year ended December 31, 2015. Basic and diluted earnings per share for the year ended December 31, 2016 were $0.34, compared to $0.57 for the year ended December 31, 2015.

EBITDA

EBITDA decreased by $3.9 million, or 12.1%, to $28.3 million for the year ended December 31, 2016, from $32.2 million for the year ended December 31, 2015.

Note 2: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission ("SEC"). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Twelve Months Ended December 31,
($ millions)	2016	2015
Net income	7.3	11.5
Add: Income tax	3.1	4.1
Net interest expense	2.6	3.2
Depreciation and amortization	15.3	13.4
EBITDA	28.3	32.2

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Cash, Liquidity and Financial Position

As of December 31, 2016, the Company had cash and cash equivalents, short-term debt (including related party loan), current capital lease obligations, long term debt (including related party loans) and non-current capital lease obligations of $2.3 million, $5.1 million, $8.8 million, $14.9 million and $nil, respectively, compared to $2.6 million, $14.2 million, $6.9 million, $19.0 million and $3.2 million, respectively, at the end of 2015.

Net cash provided by operating activities was $15.3 million for the year ended December 31, 2016, compared to $21.2 million for the year ended December 31, 2015. Net cash used in investing activities was $11.5 million for the year ended December 31, 2016, compared to $19.3 million for the year ended December 31, 2015. Net cash used in financing activities was $3.7 million for the year ended December 31, 2016, compared to $2.8 million for the year ended December 31, 2015.

Earnings Conference Call:

The Company’s management will host a conference call to discuss its fourth quarter and fiscal year 2016 financial results at 8:00 am US Eastern Time (5:00 am US Pacific Time/ 8:00 pm Beijing Time) on Thursday, March 23, 2017.

To attend the conference call, please dial-in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the "Orient Paper Fourth Quarter 2016 Earnings Conference Call."

Conference Call

Date:	Thursday, March 23, 2017

Time:	8:00 am ET

International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65 6713-5440

Conference ID:	79181461

This conference call will be broadcast live over the Internet, and can be accessed by all interested parties by clicking http://edge.media-server.com/m/p/f5irkx78.

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through March 31, 2017. To listen, please dial +1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 79181461 to access the replay.

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About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper, and other paper products, including digital photo paper and tissue paper products.

With production based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. (For more information, please visit http://www.orientpaperinc.com)

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Company Contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: tony.tian@weitian-ir.com

Phone: +1-732-910-9692

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ORIENT PAPER, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND 2015

	December 31,	December 31,
	2016	2015
ASSETS

Current Assets
Cash and cash equivalents	$2,332,646	$2,641,917
Restricted cash	2,162,318	10,779,845
Accounts receivable (net of allowance for doubtful accounts of $79,478 and $38,865 as of December 31, 2016 and December 31, 2015, respectively)	3,894,436	1,904,396
Inventories	5,632,030	9,205,420
Prepayments and other current assets	455,892	1,812,415

Total current assets	14,477,322	26,343,993

Prepayment on property, plant and equipment	-	1,404,460
Property, plant, and equipment, net	187,689,880	206,191,158
Value-added tax recoverable	2,945,575	3,266,454
Deferred tax asset non-current	3,264,841	1,420,854

Total Assets	$208,377,618	$238,626,919

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$5,045,409	$13,859,800
Current obligations under capital lease	8,786,528	6,860,412
Accounts payable	559,952	253,425
Advance from customers	28,831	-
Notes payable	2,162,318	13,859,800
Due to a related party	56,872	368,751
Accrued payroll and employee benefits	209,936	531,912
Other payables and accrued liabilities	2,424,778	3,902,971
Income taxes payable	1,310,967	600,876

Total current liabilities	20,585,591	40,237,947

Loans from credit union	4,843,592	5,174,325
Loans from a related party	10,090,817	13,859,800
Deferred gain on sale-leaseback	102,232	327,637
Long-term obligations under capital lease	-	3,217,785

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $35,590,164 and $62,775,049 as of December 31, 2016 and 2015, respectively)	35,622,232	62,817,494

Commitments and Contingencies

Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 21,450,316 and 20,316,400 shares issued and outstanding as of December 31, 2016 and December 31, 2015, respectively	21,450	20,316
Additional paid-in capital	50,635,243	49,218,982
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income (loss)	(5,441,391)	6,343,019
Retained earnings	121,459,510	114,146,534

Total stockholders' equity	172,755,386	175,809,425

Total Liabilities and Stockholders' Equity	$208,377,618	$238,626,919

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ORIENT PAPER, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	Year Ended
	December 31,
	2016	2015

Revenues	$134,744,600	$135,303,173

Cost of sales	(109,212,717)	(107,442,568)

Gross Profit	25,531,883	27,860,605

Selling, general and administrative expenses	(12,401,858)	(9,663,835)
Loss from disposal of property, plant and equipment	(178,306)	-
Gain from disposal of assets held for sale	-	-

Income from Operations	12,951,719	18,196,770

Other Income (Expense):
Interest income	96,976	70,319
Subsidy income	-	555,605
Interest expense	(2,621,147)	(3,157,524)

Income before Income Taxes	10,427,548	15,665,170

Provision for Income Taxes	(3,114,572)	(4,122,965)

Net Income	7,312,976	11,542,205

Other Comprehensive Loss:
Foreign currency translation adjustment	(11,784,410)	(10,678,146)

Total Comprehensive Income (Loss)	$(4,471,434)	$864,059

Earnings Per Share:

Basic Earnings per Share	$0.34	$0.57

Fully Diluted Earnings per Share	$0.34	$0.57

Weighted Average Number of Shares

Outstanding - Basic	21,416,143	20,316,400

Outstanding - Fully Diluted	21,416,143	20,316,400

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ORIENT PAPER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

	Year Ended
	December 31,
	2016	2015

Cash Flows from Operating Activities:
Net income	$7,312,976	$11,542,205
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,287,509	13,398,990
Loss from disposal of property, plant and equipment	178,306	-
Gain from disposal of assets held for sale	-	-
Allowance for (Recovery from) bad debts	44,938	(34,204)
Share-based compensation expenses	1,417,395	-
Deferred taxes	(1,959,494)	(1,203,019)
Changes in operating assets and liabilities:
Accounts receivable	(2,246,882)	1,710,176
Prepayments and other current assets	1,410,080	744,454
Inventories	3,112,465	(2,578,342)
Accounts payable	336,507	263,720
Advance from customers	26,173	-
Notes payable	(11,273,279)	(1,378,183)
Due to a related party	(300,621)	160,254
Accrued payroll and employee benefits	(300,275)	70,319
Other payables and accrued liabilities	1,509,196	(1,492,293)
Income taxes payable	722,528	508
Net Cash Provided by Operating Activities	15,277,522	21,204,585

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(11,586,214)	(19,331,000)
Proceeds from sale of property, plant and equipment	41,185	-
Proceeds from sale of assets held for sale	-	-
Net Cash Used in Investing Activities	(11,545,029)	(19,331,000)

Cash Flows from Financing Activities:
Proceeds from issuing of common stock	-	-
Proceeds from related party loans	3,020,208	5,197,615
Repayments of related party loans	(6,026,416)	(2,730,654)
Proceeds from bank loans	6,463,347	14,422,846
Repayment of bank loans	(14,730,418)	(10,023,878)
Payment of capital lease obligation	(675,139)	(7,148,142)
Release of (Increase in) restricted cash	8,267,072	(2,515,986)
Net Cash (Used in) Provided by Financing Activities	(3,681,346)	(2,798,199)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(360,418)	(324,942)

Net (Decrease) Increase in Cash and Cash Equivalents	(309,271)	(1,249,556)

Cash and Cash Equivalents - Beginning of Year	2,641,917	3,891,473

Cash and Cash Equivalents - End of Year	$2,332,646	$2,641,917

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$2,414,458	$3,255,478
Cash paid for income taxes	$4,351,538	$5,325,477

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